UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2005

DELTA AIR LINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-05424	58-0218548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 20706, Atlanta, Georgia 30320-6001
(Address of principal executive offices)

Registrant’s telephone number, including area code: (404) 715-2600

Registrant’s Web site address: www.delta.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

The Delta Family-Care Savings Plan ("Plan") is a qualified defined contribution retirement plan which includes an employee stock ownership plan ("ESOP") feature.

Under the terms of the Plan, Delta redeems shares of its Series B ESOP Convertible Preferred Stock ("Preferred Stock") (1) to provide for distributions of the accounts of Plan participants who terminate employment with Delta and request a distribution; and (2) to implement annual diversification elections by Plan participants who are at least age 55 and have participated in the Plan for at least 10 years. In these circumstances, shares of Preferred Stock are redeemable at a price equal to the greater of (1) $72 per share or (2) the fair value of the shares of Delta common stock ("Common Stock") issuable upon conversion of the Preferred Stock (1.7155 shares of Common Stock for each share of Preferred Stock) to be redeemed, plus, in either case, accrued and unpaid dividends on the shares of Preferred Stock to be redeemed.

From September 1 through September 6, 2005, Delta issued an aggregate of 4,516,199 shares of Common Stock in exchange for an aggregate of 58,899.375 shares of Preferred Stock and $556,531.76 of accrued and unpaid dividends. The shares of Common Stock were issued in reliance upon the exemption provided by Section 3(a)(9) of the Securities Act of 1933 and Rule 149 thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA AIR LINES, INC.

By: /s/ Leslie P. Klemperer
Date: September 9, 2005	Leslie P. Klemperer Secretary